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                                                        Exhibit 23.1


                    Consent of Independent Accountants
                    ----------------------------------

The Board of Directors
Selective Insurance Group, Inc.

     We consent to the incorporation by reference in this Registration Statement on Form S-3 of Selective Insurance Group, Inc. of our reports dated January 22, 1998, with respect to the consolidated balance sheets of Selective Insurance Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows and related schedules for each of the years in the three-year period ended December 31, 1997, which reports appear in the December 31, 1997 Annual Report on Form 10-K of Selective Insurance Group, Inc. and to the reference to our Firm under the heading "Experts" in the prospectus.

                        /s/ KPMG Peat Marwick LLP


March 1, 1999
New York, New York